Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-199842), Form S-8 (File No. 333-62137), Form S-8 (File No. 333-81451), Form S-8 (File No. 333-46250), Form S-8 (File No. 333-89568), Form S-8 (File No. 333-161122), Form S-8 (File No. 333-161124), Form S-8 (File No. 333-174138), and Form S-8 (File No. 333-210074) of our report dated February 26, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor financial information included in Note 27, as to which the date is July 25, 2016, relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting of XL Group plc, which appears in XL Group Ltd's Current Report on Form 8-K dated July 25, 2016.

/s/ PricewaterhouseCoopers LLP

New York, New York
July 25, 2016